UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2025

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11316	38-3041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 International Circle,

Suite 200

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act.

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	OHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On October 15, 2025, Omega Healthcare Investors, Inc. (“Omega”) redeemed all of the $600 million aggregate principal amount of its outstanding 5.250% Senior Notes due 2026 (the “Notes”). The Notes were originally issued under an Indenture dated as of September 23, 2015, as amended and supplemented, or the Indenture, by and among Omega, certain of its subsidiaries, as guarantors, and U.S. Bank Trust Company, National Association, as Trustee.

As previously reported, on September 15, 2025, at Omega’s direction, the Trustee gave notice to the holders of the Notes of Omega’s election to redeem all of the Notes on October 15, 2025. On October 15, 2025, Omega irrevocably deposited $607,875,000 with the Trustee for application to the payment of the redemption price of the Notes. The redemption price consisted of 100% of the principal amount of the Notes, plus accrued and unpaid interest on such notes to, but not including, the date of redemption.

As a result of the foregoing, the obligations of Omega and its subsidiary guarantors under the Notes, the Indenture governing the Notes and the related subsidiary guarantees were terminated, and the Indenture was discharged. Notwithstanding the satisfaction and discharge of the Notes, the Indenture and the subsidiary guarantees, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money survive.

U.S. Bank Trust Company, National Association has performed corporate trust services for Omega from time to time, for which it has received customary compensation, and may do so again in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.

Dated: October 15, 2025	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer